Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF
THE SPECIAL VOTING PREFERRED STOCK
OF
MAGNUM HUNTER RESOURCES CORPORATION
(PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW)

Magnum Hunter Resources Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company (the “Board of Directors” or the “Board”) on January 18, 2011 pursuant to authority of the Board of Directors as required by Section 151 of the DGCL.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Company, as amended, the Board of Directors hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $0.01 per share (the “Authorized Preferred Stock”), and hereby states the designations and number of shares and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

SPECIAL VOTING PREFERRED STOCK:

Section 1. Designation, Amount and Par Value. The series of Authorized Preferred Stock shall be designated as The Special Voting Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be one (1). The share of Preferred Stock shall have a par value of $0.01 per share.

Section 2. Dividends. The holder of record of the Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a) The holder of the Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b) With respect to all meetings of stockholders of the Company at which the holders of the common stock of the Company, par value $0.01 per share (the “Common Stock”), are entitled to vote (each, a “Company Meeting”) and with respect to any written consents sought by the Company from holders of the Common Stock (each a “Company Consent”), the holder of the Preferred Stock shall vote together with the holders of Common Stock as a single class (except as otherwise required under applicable law), and the holder of the Preferred Stock shall be entitled to cast on any such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of the Company (“Exchangeco”), outstanding as of the record date for determining stockholders entitled to vote at such Company Meeting or in connection with the applicable Company Consent (i) that are not owned by the Company or its affiliates (which term shall have the meaning set forth in the Securities Act (Alberta), as amended), and (ii) as to which the holder of the Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”) to be entered into among the Company, Exchangeco and the trustee thereunder (the “Trustee”).

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the Preferred Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(a) The holder of the share of Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock or other securities or property of the Company.

(b) The holder of the share of Preferred Stock shall not have any rights hereunder to cause the Company to redeem or otherwise purchase such share, nor shall such share of Preferred Stock by redeemable by the Company.

(c) The Trustee shall exercise the voting rights attached to the Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(d) At such time as the Preferred Stock has no votes attached to it, the Preferred Stock shall be canceled.

(e) The effective date of this Certificate of Designations shall be May 2, 2011.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company on this 2nd day of May, 2011.

MAGNUM HUNTER RESOURCES CORPORATION
By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

[Signature Page to Certificate of Designations.]